Exhibit 99.1

 The Knot Reports Fourth Quarter and 2006 Year End Financial Results

  --Gains in All Revenue Streams Drive Revenue Growth of 41% in 2006

    Reminder: Conference Call Today at 2:30 ET Dial In 800-638-7172
(ID# 7177635)


    NEW YORK--(BUSINESS WIRE)--Feb. 13, 2007--The Knot, Inc. (NASDAQ:
KNOT, www.theknot.com), a leading lifestage media company targeting couples planning their weddings and future lives together, today reported financial results for its fourth quarter and twelve months ended December 31, 2006.

    2006 Financial Performance

    For the year ended December 31, 2006, The Knot's net revenue rose to $72.7 million, an increase of 41% from $51.4 million in 2005. The WeddingChannel business, which was acquired on September 8, 2006, contributed $6.7 million in revenue for the year. Each of The Knot's revenue streams contributed to the remaining gain of 28% with national and local online advertising programs up 32% over the prior year, merchandise revenue up 20% and publishing and other revenue up 29%.

    Net income for 2006 was $23.4 million, or $0.90 per basic and $0.82 per diluted share, as compared to $4.0 million, or $0.17 per basic and $0.16 per diluted share in 2005. The results for 2006 include a non-cash income tax benefit of approximately $9.4 million related to the recognition of a deferred tax asset with respect to certain of The Knot's net operating loss carryforwards as well as other income of $1.2 million resulting from the settlement of a legal action, both of which were recorded in the fourth quarter.

    Total operating expenses for the year increased to $46.9 million. Operating expenses related to WeddingChannel were approximately $6.5 million of which $1.1 million represented the amortization of acquired intangible assets recorded in connection with the acquisition. Total operating expenses in 2005 were $36.9 million which included approximately $4.8 million in legal fees related to The Knot's prior litigation with WeddingChannel.

    "The investment in our e-commerce platform and warehouse facility in 2005 resulted in a rebound in merchandise revenue in 2006 and enabled us to seamlessly consolidate WeddingChannel's merchandise operation into our facility," said David Liu, CEO of The Knot. "Through our acquisition of WeddingChannel in September, we secured our leadership position in the online bridal media space and facilitated a significant expansion into the lucrative registry business. Further, our reach to more than 80% of engaged couples planning a wedding makes us the most efficient and cost effective buy for local and national advertisers."

    Fourth Quarter 2006 Results

    For the fourth quarter of 2006, The Knot reported net revenues of $21.7 million, a 70% increase from the $12.8 million recorded in the comparable quarter of 2005. The WeddingChannel business contributed approximately $5.2 million in revenues for the fourth quarter. The Knot reported net income for the fourth quarter of 2006 of $14.6 million, or $0.48 per basic and $0.45 per diluted share, compared with $1.5 million or $0.06 per basic and diluted share in the comparable quarter of 2005. The results for the fourth quarter of 2006 include the non-cash income tax benefit and the gain from the settlement of a legal action noted previously.

    Total operating expenses for the fourth quarter of 2006 were $14.8 million. Operating expenses related to WeddingChannel were $5.0 million of which $800,000 represented the amortization of acquired intangible assets recorded in connection with the acquisition. Total operating expenses for the fourth quarter of 2005 were $9.2 million which included approximately $1.1 million in legal fees incurred in connection with The Knot's prior litigation with WeddingChannel.

    "Last year, we made significant progress in extending our relationship with our loyal audience beyond the wedding," Mr. Liu continued. "With thenest.com, the NestMagazine, the expansion of our book program in 2006 and yesterday's launch of Lilaguide.com, we are rapidly becoming a vital network from proposal to pregnancy."

    THE KNOT'S RECENT HIGHLIGHTS

    On November 29th, The Knot announced an extensive marketing and programming partnership with Style Network. The partnership will feature multiple programming components, including specials, stunts and interstitials. The alliance began in early December and will continue with the debut of "My Celebrity Wedding by The Knot" in the first quarter of 2007. The new spin-off special will showcase a wedding inspired by a celebrity ceremony, planned by The Knot's editor in chief, Carley Roney and the wedding style experts at The Knot.

    CONFERENCE CALL AND WEBCAST

    The Knot will host a conference call with investors at 2:30 p.m., ET on Tuesday, February 13, 2007, to discuss its fourth quarter and year end 2006 financial results. Participants should dial in 800-638-7172 (ID# 7177635) at least 10 minutes before the call is scheduled to begin.

    Participants can also access the live broadcast over the Internet on the Investor Relations section of The Knot Web site, accessible at www.theknot.com/investor-relations. To access the Web cast, participants should visit The Knot website at least 15 minutes prior to the conference call in order to download or install any necessary audio software.

    REPLAY INFORMATION

    A replay of the Web cast will also be archived on The Knot Web site approximately 2 hours after the conference call ends for a period of two weeks and will also be available at 800-642-1687 reference
#7177635.

    About The Knot, Inc.

    The Knot (NASDAQ: KNOT; www.theknot.com) is a leading lifestage media and services company. The Company's flagship brand, The Knot, is the nation's leading wedding resource that reaches over 1 million engaged couples each year through the web, newsstands, bookstores, national television and more. Its wedding websites, TheKnot.com and WeddingChannel.com are the most-trafficked online wedding destinations for information and registry gifts. The Company also offers a diverse collection of print publications including national and regional wedding magazines, seven books, a video on demand (VOD) service for Comcast Cable and content distribution partnerships with MSN, Scripps Howard and The McClatchy Company. The Knot owns and operates several brands targeted before and beyond the wedding day, including newlywed resource The Nest (www.thenest.com), party-planning portal PartySpot.com, teen site PromSpot.com, online personals site GreatBoyfriends.com and a localized information resource for parents, "the lilaguide" (lilaguide.com). The Knot is based in New York and has several other offices across the country.

    This release may contain projections or other forward-looking statements regarding future events or the future financial performance of The Knot. These statements are only predictions and reflect the current beliefs and expectations of The Knot. Actual events or results may differ materially from those contained in the projections or forward-looking statements. It is routine for internal projections and expectations to change as the quarter progresses, and therefore it should be clearly understood that the internal projections and beliefs upon which The Knot bases its expectations may change prior to the end of the quarter. Although these expectations may change, The Knot will not necessarily inform you if they do. The Knot's policy is to provide its expectations not more than once per quarter, and not to update that information until the next quarter. Some of the factors that could cause actual results to differ materially from the forward-looking statements contained herein include, without limitation, (i) The Knot's unproven business model and limited operating history, (ii) The Knot's history of losses, (iii) the significant fluctuation to which The Knot's quarterly revenues and operating results are subject, (iv) the seasonality of the wedding industry and (v) other factors detailed in documents The Knot files from time to time with the Securities and Exchange Commission. Forward-looking statements in this release are made pursuant to the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.



                            The Knot Inc.
                     Consolidated Balance Sheets
                            (in thousands)

                                                  December   December
                                                     31,        31,
                                                    2006       2005
                                                 ----------- ---------
                                                 (Unaudited) (Audited)
 Assets
 Current assets:
   Cash and cash equivalents                        $73,633   $17,685
   Short-term investments                             7,000    11,550
   Accounts receivable, net                           9,743     4,805
   Inventories                                        1,345     1,622
   Deferred production and marketing costs              584       419
   Deferred tax assets, current portion               8,369        --
   Other current assets                               1,500       881
                                                 ----------- ---------
 Total current assets                               102,174    36,962

 Property and equipment, net                          9,376     2,987

 Intangible assets, net                              34,015       205
 Goodwill                                            33,854     8,905
 Deferred tax assets                                 24,490        --
 Other assets                                           342       326
                                                 ----------- ---------
 Total assets                                      $204,251   $49,385
                                                 =========== =========

 Liabilities and stockholders' equity
 Current liabilities:
   Accounts payable and accrued expenses             $7,661    $5,574
   Deferred revenue                                  10,498     7,816
   Current portion of long-term debt                     51        47
                                                 ----------- ---------
 Total current liabilities                           18,210    13,437

 Deferred tax liabilities                            15,014        --
 Long term debt                                          55       106
 Other liabilities                                      548       505
                                                 ----------- ---------
 Total liabilities                                   33,827    14,048

 Stockholders' equity:
   Common stock                                         311       230
   Additional paid-in-capital                       188,909    77,550
   Deferred compensation                                 --      (221)
   Accumulated deficit                              (18,796 ) (42,222)
                                                 ----------- ---------
 Total stockholders' equity                         170,424    35,337
                                                 ----------- ---------
 Total liabilities and stockholders' equity        $204,251   $49,385
                                                 =========== =========


    Note: Certain prior year amounts have been reclassified to conform to the current year's presentation.



                            The Knot Inc.
                Consolidated Statements of Operations
               (in thousands, except per share amounts)

                         Three months ended      Twelve months ended
                            December 31,            December 31,
                       ----------------------- -----------------------
                          2006        2005        2006        2005
                       -----------------------------------------------
                       (Unaudited) (Unaudited) (Unaudited)  (Audited)
Net revenues:
Sponsorship and
 advertising              $11,044      $7,328     $36,577     $25,844
Registry Services           1,940          74       3,038         285
Merchandise                 2,838       1,726      15,004      12,306
Publishing and other        5,870       3,665      18,060      12,973
                       ----------- ----------- ----------- -----------
Total net revenues         21,692      12,793      72,679      51,408

Cost of revenues            4,129       2,267      15,517      11,101
                       ----------- ----------- ----------- -----------

Gross profit               17,563      10,526      57,162      40,307

Operating expenses:
Product and content
 development                3,229       1,682       9,013       6,879
Sales and marketing         5,141       3,538      18,881      14,212
General and
 administrative             4,354       3,600      15,174      14,491
Depreciation and
 amortization               2,049         370       3,849       1,271
                       ----------- ----------- ----------- -----------
Total operating
 expenses                  14,773       9,190      46,917      36,853

Income from operations      2,790       1,336      10,245       3,454

Interest and other
 income, net                2,115         259       3,860         763
                       ----------- ----------- ----------- -----------

Income before income
 taxes                     $4,905      $1,595     $14,105      $4,217
                       ----------- ----------- ----------- -----------
Provision (benefit)
 for income taxes          (9,688)        114      (9,321)        265
                       ----------- ----------- ----------- -----------

Net income                $14,593      $1,481     $23,426      $3,952
                       =========== =========== =========== ===========

Basic earnings per
 share                      $0.48       $0.06       $0.90       $0.17
                       =========== =========== =========== ===========
Diluted earnings per
 share                      $0.45       $0.06       $0.82       $0.16
                       =========== =========== =========== ===========
Weighted average
 number of common
 shares outstanding
  Basic                30,671,906  22,989,034  26,125,038  22,715,724
                       =========== =========== =========== ===========
  Diluted              32,758,619  25,407,705  28,496,405  24,878,652
                       =========== =========== =========== ===========


    Note: Certain prior year amounts have been reclassified to conform to the current year's presentation.

    Note: The results for the three and twelve months ended December 31, 2006 include a non-cash income tax benefit of approximately $9.4 million.


    CONTACT: VMW Corporate & Investor Relations
             Vicki Weiner or Sylvia Dresner, 212-616-6161 info@vmwcom.com